Exhibit 99.1

June 27, 2006

Contact:  Curtis A. Sampson, Chairman
                Steven H. Sjogren, President
                Paul N. Hanson, Vice President and Treasurer
                Telephone — (320) 848-6611

FOR IMMEDIATE RELEASE

Hector Communications Corporation Agrees To Be Acquired By Consortium Of Minnesota Telephone Companies for $36.40 per share

(Hector, Minnesota) — June 27, 2006 — Hector Communications Corporation (AMEX: HCT) today announced that it has entered into an definitive merger agreement with Hector Acquisition Corporation (HAC), a recently formed corporation owned by Blue Earth Valley Communications, Inc., Arvig Enterprises, Inc. and New Ulm Telecom, Inc. (OTCBB:NULM.BB), three independent local exchange carriers operating in Minnesota. Under the terms of the agreement, shareholders of Hector Communications Corporation (the “Company”) will be entitled to receive $36.40 per share in cash and outstanding options will be cashed out.

The Board of Directors of the Company has unanimously approved the merger agreement and will recommend that the Company’s shareholders approve the merger when it is presented for shareholder approval at a shareholders meeting later this year. The Company’s financial advisor, Stifel, Nicolaus & Company, Incorporated provided an opinion to the Company’s Board that the consideration to be paid to the shareholders of the Company in the transaction is fair to such shareholders from a financial point of view. HAC has received a commitment letter from CoBank, ACB to provide the debt financing required for this transaction.

The consummation of the merger transaction is subject to a number of conditions, including approval by state and federal regulatory authorities and achieving working capital and long-term debt levels specified in the agreement. In addition, completion of the merger is subject to closing of Alltel Corporation’s acquisition of Midwest Wireless Holdings L.L.C. announced in November 2005. The Company is an owner of Midwest Wireless and, upon completion of the sale of Midwest Wireless to Alltel, expects to receive net, after tax proceeds of approximately $39,500,000. A Delaware court challenge to Alltel’s acquisition of Midwest Wireless was recently dismissed, but the completion of this transaction is subject to several other conditions, including FCC and Hart-Scott-Rodino approvals. Based on information currently available to the Company, and subject to the satisfaction of all conditions to the merger, it is presently anticipated that HAC’s acquisition of the Company will be completed in approximately 90 to 120 days.

Curtis A. Sampson, Chairman and Chief Executive Officer stated:  “The agreement with Hector Acquisition Corp. is the culmination of a process we began approximately one year ago to explore strategic alternatives available. We believe we have maximized shareholder value through this process.”

Hector Communications Corporation is a telecommunications holding company which through its subsidiaries provides telecommunications services in rural communities in Minnesota, Wisconsin and North Dakota. At March 31, 2006, the Company served approximately 29,400 telephone access lines, 8,000 cable television subscribers and 11,300 internet customers, as well as having minority ownership interests in many other telecommunications companies.

This release contains forward-looking statements, including statements regarding anticipated timing of completing the proposed merger transaction.  Such statements reflect management’s best judgment as of this date, but they involve risks and uncertainties that could cause the transaction to be postponed or abandoned. Factors that could cause such postponement or abandonment include, without limitation, (1) the possibility that regulatory approvals may be delayed or denied or that burdensome conditions may be imposed in connection with such approvals; (2) the possibility of customer or employee attrition following announcement of this transaction; (3) lower than expected revenues or operating income following the announcement of transaction that would allow Hector Acquisition Corporation to terminate the merger agreement; (4) failure to obtain shareholder approval; (6) failure of Hector Acquisition Corporation to meet conditions related to obtaining its anticipated debt financing from CoBank, ACB and its inability to obtain alternative financing for the transaction; (7) the possibility of adverse changes in global, national or local economic or monetary conditions, (8) competition and change in the telecommunications  business, and (9) other factors described in our recent filings with the Securities and Exchange Commission.. Readers should carefully consider those risks and uncertainties in reading this release. Except as otherwise required by law, Hector Communications Corporation disclaims any obligation to update any forward-looking statements included herein to reflect future events or developments.

In connection with the proposed transaction, Hector Communications Corporation will be filing a proxy statement and other materials with the Securities and Exchange Commission. Investors are urged to read the proxy statement and these materials when they are available because they contain important information. Hector Communications Corporation and its officers and directors may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction. Information regarding such individuals is included in Hector Communications Corporation Annual Reports on Form 10-K previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available. Investors may obtain a free copy of the proxy statements and other relevant documents when they become available, as well as other materials filed with the Securities and Exchange Commission concerning Hector Communications Corporation these individuals at the Securities and Exchange Commission’s website at http://www.sec.gov. These materials and other documents may also be obtained for free from: Hector Communications Corporation, 211 Main Street, Hector Minnesota 55342, Attn: Paul N. Hanson.